Exhibit 99.1

1-800-FLOWERS.COM(R) Reports Revenues Grew 21.6 Percent or $24.4 Million to $137.1 Million for Its Fiscal 2007 First Quarter

    -- Strong revenue growth for the quarter was aided by the Company's May 2006 acquisition of Fannie May Confections
        Brands, Inc.

    -- Company achieved improved operating leverage resulting in a $1.5 million, or 20.3 percent improvement in Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA*). EBITDA for the quarter was ($6.1) million compared with ($7.6) million in the prior year period. GAAP net loss for the quarter was $7.4 million, or $0.11 per diluted share. Pro forma net loss, excluding the effect of stock-based compensation, was $6.7 million, or $0.10 per share.

    (*A reconciliation of EBITDA and Pro forma net loss to GAAP net loss is included as part of the attached tables.)

    -- Company said it is on pace to achieve its fiscal 2007 forecasted revenue growth of 17-to-20 percent and EPS growth of more than 100 percent compared with the prior year.


    CARLE PLACE, N.Y.--(BUSINESS WIRE)--Oct. 26,
2006--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), the world's leading florist and a provider of specialty gifts for all occasions, today reported record revenues of $137.1 million for its fiscal first quarter ended October 1, 2006, representing an increase of 21.6 percent, or $24.4 million, compared with revenues of $112.7 million reported in the prior-year period. Revenue growth for the quarter was aided by the contribution from Fannie May Confections Brands, Inc., acquired by the Company in May 2006. Excluding the contribution from Fannie May, the Company's organic revenue growth was approximately 10 percent compared with the prior year period. The Company noted that the solid revenue growth was achieved despite the fact that the fiscal first quarter is its lowest in terms of revenues due to the lack of gifting occasions during the summer months.

    Highlighting the fiscal first quarter results was the improved operating leverage the Company achieved, reducing its operating expense ratio* by 320 basis points to 44.4 percent compared with the prior year period. Gross margin for the quarter, primarily reflecting the seasonally lower margins associated with its Fannie May business, was 40 percent compared with 40.8 percent in the year-ago period. The combination of these factors resulted in an EBITDA improvement for the quarter of $1.5 million, or 20.3 percent, to ($6.1) million compared with ($7.6) million in the prior year period.

    (*Excludes depreciation and amortization expense.)

    The Company noted that its improved EBITDA for the quarter was offset by the financing and intangible amortization costs associated with its Fannie May Confections Brands acquisition. As a result, GAAP net loss for the first quarter was $7.4 million or ($0.11) per share compared with a loss of $6.6 million or ($0.10) per share in the prior year period. Pro forma net loss for the first quarter was $6.7 million or ($0.10) per share compared with $5.9 million or ($0.09) per share in the year-ago period. (The Company's definition of Pro forma net loss is included below under "Definitions."). The Company noted that it anticipates significantly higher revenue and gross margin contributions from the Fannie May business during the current fiscal second quarter which includes the key year-end holiday period.

    Jim McCann, CEO of 1-800-FLOWERS.COM, said, "We made significant progress, during the first quarter, toward our stated goals of solid revenue growth and improving our operating leverage to enhance full-year bottom-line performance. Our revenue growth of approximately 22 percent, or more than $24 million, was aided by our most recent acquisitions, particularly Fannie May Confections Brands in our fast growing Food, Wine and Gift Basket category. Importantly, we achieved this growth in a period that is our lowest, in terms of revenue. We anticipate continued revenue growth across all of our businesses in the current fiscal second quarter which includes the calendar year-end holiday period. In addition, we expect to continue to enhance our operating leverage as well as drive substantially higher gross profit margins through a combination of sourcing, process improvements and focused merchandising programs."

    McCann also noted that, during the fiscal first quarter, the Company continued to achieve strong growth in its BloomNet wire service business. "BloomNet grew its revenues almost 60 percent during the first quarter. Importantly, by leveraging its increasing scale, it increased its EBITDA contribution by more than 150 percent. This strong growth and profitability illustrates the enthusiastic response BloomNet's superior value proposition is receiving from florists throughout the country. We continue to focus our efforts in this area on developing and introducing a comprehensive suite of products and services designed to help our florists grow their businesses and enhance their profitability," he said.

    During the fiscal first quarter, the Company attracted 548,000 new customers, 67 percent of whom, or 365,000, came to the Company through its online channels. These customers were attracted to the Company's leading position in the floral category as well as its expanded Specialty Brands gift offerings through a combination of targeted marketing programs as well as its convenient, multi-channel customer access. More than 1.3 million customers placed orders during the period of which 59.3 percent were repeat customers. This reflects the Company's ongoing focus on deepening the relationship with its existing customers as their trusted source for gifts and services for all of their celebratory occasions.

    CATEGORY RESULTS:

    As discussed in the Company's August 10, 2006 press release and conference call, beginning with this press release regarding results for the first quarter of fiscal 2007 and going forward, the Company will provide selected financial results for its Floral and Specialty Brands business categories in the tables attached to this release and as follows:

    FLORAL:

    1-800-FLOWERS.COM Consumer Floral: During the fiscal 2007 first quarter, revenues in this category increased 8.2 percent to $82.5 million compared to $76.3 million in the prior year period.

    -- Gross margin for the quarter was 38 percent compared with 38.3 percent in last year's first quarter. Reflecting improved operating leverage, Category EBITDA improved 32.5 percent, or $1.9 million, to $7.8 million compared with $5.9 million in the prior year period. The Company defines Category EBITDA as earnings before interest, taxes, depreciation and amortization and before allocation of corporate overhead expenses.

    -- BloomNet Wire Service: Revenues increased 58.7 percent to $7.2 million compared with $4.5 million in the year ago period. Gross margin was 57.2 percent compared with 57.9 percent in the prior year period. Category EBITDA increased 152.9 percent to $1.7 million compared with $673,000 in last year's first quarter, reflecting the growth in florist membership and product and service offerings compared with the prior year.

    SPECIALTY BRANDS:

    -- Home and Children's Gifts: Revenues increased 8.5 percent to $24.6 million compared with $22.7 million in the prior year period. Gross margin was 41.3 percent compared with 42.7 percent in the same period last year. Category EBITDA was ($2.1) million compared with ($1.9) million in the prior year period.

    -- Gourmet Food, Wine and Gift Baskets: Revenues increased 158.3 percent to $22.2 million compared with $8.6 million in the prior year period. Gross margin was 38.3 percent compared with
        43.9 percent in the year ago first quarter. Category EBITDA was ($1.6) million compared with ($1.4) million in the prior year period. Results in this category reflect product mix and seasonality primarily associated with the Fannie May business.

    The Company noted that the Specialty Brands category's strongest period, in terms of both revenues and profitability, is the current fiscal second quarter which includes the year-end holiday period.

    Company Guidance:

    The Company reiterated its guidance for fiscal 2007 which calls for revenue growth of 17-to-20 percent and EBITDA (earnings before interest, taxes, depreciation and amortization) and EPS growth of more than 100 percent. Regarding its current fiscal second quarter, which includes the calendar-year-end holiday period, the Company expects the period will represent approximately 36-to-38 percent of full-year revenues.

    Definitions:

    Pro forma earnings (net loss): The Company defines pro forma earnings (net loss) as GAAP net income (loss) excluding stock-based compensation expense, net of the related tax effect, as calculated under FAS No. 123R. The Company believes pro forma earnings provide a meaningful measure of year-to-year period comparative performance; however, its use and corresponding per share results do not lessen the importance of comparable GAAP net income (loss).

    EBITDA: Net income (loss) before interest, taxes, depreciation and amortization. The Company presents EBITDA because it considers such information a meaningful supplemental measure of its performance and believes it is frequently used by the investment community in the evaluation of companies with comparable market capitalization. The Company also uses EBITDA as one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees. The Company's credit agreement uses EBITDA (with additional adjustments) to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA is also used by the Company to evaluate and price potential acquisition candidates. EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

    About 1-800-FLOWERS.COM(R)

    For more than 30 years, 1-800-FLOWERS.COM Inc. - "Your Florist of Choice(sm)" - has been providing customers around the world with the freshest flowers and finest selection of plants, gift baskets, gourmet foods and confections, and plush stuffed animals perfect for every occasion. 1-800-FLOWERS.COM(R) offers the best of both worlds: exquisite, florist-designed arrangements individually created by some of the nation's top floral artists and hand-delivered the same day, and spectacular flowers shipped from our growers to your door fresh. Customers can "call, click or come in" to shop 1-800-FLOWERS.COM twenty four hours a day, 7 days a week at 1-800-356-9377 or www.1800flowers.com. Sales and Service Specialists are available 24/7, and fast and reliable delivery is offered same day, any day. As always, 100 percent satisfaction and freshness is guaranteed. The 1-800-FLOWERS.COM collection of brands also includes home decor and children's gifts from Plow & Hearth(R) (1-800-627-1712 or www.plowandhearth.com), Problem Solvers(R) (www.problemsolvers.com), Wind & Weather(R) (www.windandweather.com), Madison Place(R) (www.madisonplace.com), HearthSong(R) (www.hearthsong.com) and Magic Cabin(R) (www.magiccabin.com); gourmet gifts including popcorn and specialty treats from The Popcorn Factory(R) (1-800-541-2676 or www.thepopcornfactory.com); exceptional cookies and baked gifts from Cheryl&Co.(R) (1-800-443-8124 or wwwcherylandco.com); premium chocolates and confections from Fannie May Confections Brands(R) (www.fanniemay.com and www.harrylondon.com); gourmet foods from GreatFood.com(R) (www.greatfood.com); wine gifts from Ambrosia.com (www.ambrosia.com); gift baskets from 1-800-BASKETS.COM(R) (www.1800baskets.com) and the BloomNet(R) international floral wire service providing quality products and diverse services to a select network of florists. 1-800-FLOWERS.COM, Inc. stock is traded on the NASDAQ market under ticker symbol FLWS.

    Special Note Regarding Forward-Looking Statements:

    The statements in this press release regarding current and future expectations involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: the Company's ability to achieve its revenue and profitability growth guidance for fiscal years 2007-2009; its ability to reduce costs and enhance its profit margins; its ability to manage the increased seasonality of its businesses; its ability to effectively integrate and grow its acquired companies; its ability to cost effectively acquire and retain customers; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to cost efficiently manage inventories; its ability to leverage its operating infrastructure; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company's products. For a more detailed description of these and other risk factors, please refer to the Company's SEC filings including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company expressly disclaims any intent or obligation to update any of the forward looking statements made in this release or in any of its SEC filings except as may be otherwise stated by the Company.

    Conference Call:

    The Company will conduct a conference call to discuss the attached financial results today, Thursday, October 26th, 2006 at 11:00 a.m. ET. The call will be "web cast" live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site. An indexed recording of the call will be posted on the Investor Relations section of the Company's web site within 2 hours of the call's completion. A replay of the call can be accessed via telephone beginning at 2:00 p.m. (ET) on 10/26/06 through midnight on 10/27/06 at: 1-888-203-1112 (domestic) or 1-719-457-0820
(international). Enter reservation #1716419.

    (Note: Attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.)


               1-800-FLOWERS.COM, Inc. and Subsidiaries
                Condensed Consolidated Balance Sheets
                           (In thousands)

                                                 October 1,   July 2,
                                                    2006       2006
                                                 ----------- ---------
                                                 (unaudited)
Assets
Current assets:
     Cash and equivalents                            $9,698   $24,599
     Receivables, net                                19,993    13,153
     Inventories                                     74,535    52,954
     Deferred income taxes                           22,292    17,427
     Prepaid and other                               27,123    10,347
                                                 ----------- ---------
     Total current assets                           153,641   118,480

Property, plant and equipment, net                   62,071    59,732
Goodwill                                            131,390   131,141
Other intangibles, net                               28,851    29,822
Deferred income taxes                                 6,224     6,224
Other assets                                          1,614     1,235
                                                 ----------- ---------
    Total assets                                   $383,791  $346,634
                                                 =========== =========

Liabilities and stockholders' equity
Current liabilities:
     Accounts payable and accrued expenses          $70,260   $63,869
     Current maturities of long-term debt and
      obligations under capital leases               47,187    10,360
                                                 ----------- ---------
     Total current liabilities                      117,447    74,229

Long-term debt and obligations under capital
 leases                                              77,701    78,063
Other liabilities                                     1,721     1,159
                                                 ----------- ---------
     Total liabilities                              196,869   153,451
Total stockholders' equity                          186,922   193,183
                                                 ----------- ---------
Total liabilities and stockholders' equity          383,791  $346,634
                                                 =========== =========


              1-800-FLOWERS.COM, Inc. and Subsidiaries
                   Selected Financial Information
            Consolidated Statements of Income (Unaudited)
              (In thousands, except for per share data)

                                             Three Months Ended
                                       -------------------------------
                                       October 1, 2006 October 2, 2005
                                       --------------- ---------------

Net revenues:
  E-commerce (combined online and
   telephonic)                               $109,259        $100,655
  Other                                        27,873          12,110
                                        -------------- ---------------

       Total net revenues                     137,132         112,765

Cost of revenues                               82,318          66,739
                                        -------------- ---------------

Gross profit                                   54,814          46,026

Operating expenses:
  Marketing and sales                          42,370          38,224
  Technology and development                    5,161           4,769
  General and administrative                   13,343          10,636
  Depreciation and amortization                 4,744           3,524
                                        -------------- ---------------

       Total operating expenses                65,618          57,153
                                        -------------- ---------------

Operating loss                                (10,804)        (11,127)

Other income (expense):
   Interest income                                337             215
   Interest expense                            (1,828)            (84)
   Other                                           11               6
                                        -------------- ---------------

Total other income (expense), net              (1,480)            137
                                        -------------- ---------------

Loss before income taxes                      (12,284)        (10,990)
Income tax benefit                             (4,865)         (4,364)
                                        -------------- ---------------

Net loss                                      ($7,419)        ($6,626)
                                        ============== ===============

Basic and diluted net loss per common
 share                                         ($0.11)         ($0.10)
                                        ============== ===============
Weighted average shares used in the
 calculation of basic and diluted net
 loss per common share                         65,195          65,088
                                        ============== ===============


               1-800-FLOWERS.COM, Inc. and Subsidiaries
                   Selected Financial Information
                Consolidated Statements of Cash Flows
                           (In thousands)
                            (unaudited)

                                                      Years Ended
                                                 ---------------------
                                                 October 1, October 2,
                                                    2006       2005
                                                 ---------- ----------

Operating activities:
Net loss                                           ($7,419)   ($6,626)
Reconciliation of net loss to net cash provided
 by operations:
  Depreciation and amortization                      4,744      3,524
  Deferred income taxes                             (4,865)    (4,365)
  Bad debt expense                                     238         75
  Share based compensation                           1,020        937
  Other non-cash items                                  56          -
  Changes in operating items:
       Receivables                                  (7,078)    (2,382)
       Inventories                                 (21,581)   (17,637)
       Prepaid and other                           (16,776)   (15,232)
       Accounts payable and accrued expenses         6,319     14,617
       Other assets                                   (387)       145
       Other liabilities                               562       (112)
                                                 ---------- ----------

Net cash used in operating activities              (45,095)   (27,056)

Investing activities:
Proceeds from sale of investments                        -      6,647
Capital expenditures, net of non-cash
 expenditures                                       (6,146)    (7,196)
Other                                                 (262)        38
                                                 ---------- ----------

Net cash used in investing activities               (6,408)      (511)
Financing activities:
Acquisition of treasury stock                            -     (1,324)
Proceeds from employee stock options                   138        122
Proceeds from bank borrowings                       37,000          -
Repayment of notes payable and bank borrowings        (363)      (237)
Repayment of capital lease obligations                (173)      (398)
                                                 ---------- ----------

Net cash provided by (used in) financing
 activities                                         36,602     (1,837)
                                                 ---------- ----------

Net change in cash and equivalents                 (14,901)   (29,404)
Cash and equivalents:
  Beginning of period                               24,599     39,961
                                                 ---------- ----------

  End of period                                     $9,698    $10,557
                                                 ========== ==========


               1-800-FLOWERS.COM, Inc. and Subsidiaries
                    Selected Financial Information
                         Category Information
                             (unaudited)

                                        Three Months Ended
                             -----------------------------------------
     Net Revenues            October 1, 2006 October 2, 2005 % Change
                             --------------- --------------- ---------
                                          (in thousands)
     Net revenues:
     1-800-Flowers.com
      Consumer Floral               $82,525         $76,275       8.2%
     BloomNet Wire Service            7,166           4,516      58.7%
     Gourmet Food, Wine &
      Gift Baskets                   22,176           8,587     158.3%
     Home & Children's Gifts         24,595          22,676       8.5%
     Corporate (*)                    1,378           1,399     (1.5%)
     Intercompany
      eliminations                     (708)           (688)    (2.9%)
                             --------------- ---------------
     Total net revenues            $137,132        $112,765      21.6%
                             =============== ===============


                                        Three Months Ended
                             -----------------------------------------
     Gross Profit            October 1, 2006 October 2, 2005 % Change
                             --------------- --------------- ---------
                                          (in thousands)
     Gross Profit:
     1-800-Flowers.com
      Consumer Floral               $31,373         $29,201       7.4%
     BloomNet Wire Service            4,100           2,613     115.6%
     Gourmet Food, Wine &
      Gift Baskets                    8,487           3,768     125.2%
     Home & Children's Gifts         10,166           9,690       4.9%
     Corporate (*)                      732             796     (8.0%)
     Intercompany
      eliminations                      (44)            (42)    (4.8%)
                             --------------- ---------------
     Total gross profit             $54,814         $46,026      19.1%
                             =============== ===============


                                        Three Months Ended
                             -----------------------------------------
     EBITDA                  October 1, 2006 October 2, 2005 % Change
                             --------------- --------------- ---------
                                          (in thousands)
     Category Contribution
      Margin:
     1-800-Flowers.com
      Consumer Floral                $7,841          $5,916      32.5%
     BloomNet Wire Service            1,702             673     152.9%
     Gourmet Food, Wine &
      Gift Baskets                   (1,606)         (1,428)   (12.5%)
     Home & Children's Gifts         (2,055)         (1,942)    (5.8%)
                             --------------- ---------------
   Category Contribution
    Margin Subtotal:                  5,882           3,219      82.7%
     Corporate (*)                  (11,942)        (10,822)   (10.3%)
                             --------------- ---------------
     EBITDA                         ($6,060)        ($7,603)     20.3%
                             =============== ===============

(*) Corporate expenses consist of the Company's enterprise shared service cost centers, and include, among others, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions. In order to leverage the Company's infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, (including share-based compensation), other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific category.


               1-800-FLOWERS.COM, Inc. and Subsidiaries
                    Selected Financial Information
               Reconciliations of Historical Information
                             (unaudited)

    Reconciliation of EBITDA to GAAP Net Loss:

                                                  Three Months Ended
                                                 ---------------------
                                                 October 1, October 2,
                                                    2006       2005
                                                 ---------- ----------
                                                    (in thousands)

Net loss                                           ($7,419)   ($6,626)
Add:
   Interest expense                                  1,828         84
   Depreciation and amortization                     4,744      3,524
Less:
   Interest income                                     337        215
   Other income (expense)                               11          6
   Income tax benefit                                4,865      4,364
                                                 ---------- ----------

EBITDA                                             ($6,060)   ($7,603)
                                                 ========== ==========

    Reconciliation of Net Loss before Share-Based Compensation Expense to GAAP Net Loss:


                                                  Three Months Ended
                                                 ---------------------
                                                 October 1, October 2,
                                                    2006       2005
                                                 ---------- ----------
                                                    (in thousands)

Net loss                                           ($7,419)   ($6,626)
Less: Share-based compensation expense, net of
 tax                                                   739        727
                                                 ---------- ----------

Loss before share based compensation expense       ($6,680)   ($5,899)
                                                 ========== ==========

Basic and diluted net loss per common share
 before share based compensation expense            ($0.10)    ($0.09)
                                                 ========== ==========

    CONTACT: Investor:
             Joseph D. Pititto, 516-237-6131
             invest@1800flowers.com
             OR
             Media:
             Steven Jarmon, 516-237-4675
             sjarmon@1800flowers.com